                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                               AXIOM INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                   AXIOM INC.
                              351 New Albany Road
                           Moorestown, NJ 08057-1177

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, MARCH 4, 1998

                            ------------------------

    The Annual Meeting of Stockholders (the "Meeting") of Axiom Inc., a Delaware corporation (the "Company"), will be held on Wednesday, March 4, 1998, at 10:00 a.m. at the offices of Wolf, Block, Schorr and Solis-Cohen LLP, 24th Floor, Packard Building, 111 South 15th Street, Philadelphia, Pennsylvania 19102-2678, for the following purposes:

        1. To elect five directors to hold office until the Annual Meeting of the Stockholders in 1999 and until their respective successors are duly elected and qualified.

        2. To transact such other business as may properly come before the Meeting and any and all adjournments and postponements thereof.

    The Board of Directors has fixed the close of business on January 21, 1998 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

    The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the accompanying Proxy Statement for further information with respect to the business to be transacted at the Meeting.

    A complete list of the stockholders entitled to vote at the Meeting will be open to the examination of any stockholder, for any purpose germane to the Meeting, during ordinary business hours, for a period of at least 10 days prior to the Meeting, at the offices of Wolf, Block, Schorr and Solis-Cohen LLP, 12th Floor, Packard Building, 111 South 15th Street, Philadelphia, Pennsylvania 19102-2678.

    THE BOARD OF DIRECTORS URGES YOU TO DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. THE RETURN OF THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU DO ATTEND THE MEETING.

                                           By Order of the Board of Directors,
                                                      Mark J. Kadish
                                                        SECRETARY

Moorestown, New Jersey
January 27, 1998

                                   AXIOM INC.

                              351 New Albany Road

                           Moorestown, NJ 08057-1177

                            ------------------------

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            WEDNESDAY, MARCH 4, 1998
                            ------------------------

                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Axiom Inc., a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders (together with any and all adjournments and postponements, the "Meeting") which is scheduled to be held at 10:00 a.m. (local Philadelphia time), on Wednesday, March 4, 1998 at the offices of Wolf, Block, Schorr and Solis-Cohen LLP, 24th Floor, Packard Building, 111 South 15th Street, Philadelphia, Pennsylvania 19102-2678 for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement, the foregoing notice and the enclosed proxy card are being sent to stockholders on or about January 27, 1998.

    The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers, directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company has retained the services of StockTrans, Inc. as the Company's proxy solicitation agent for the Meeting, at a cost of approximately $3,000, which will be borne by the Company. The Company also will request banks, brokers and other custodians, nominees and fiduciaries to solicit proxies from beneficial owners, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

    The Company's annual report to stockholders for the fiscal year ended September 30, 1997, including financial statements, is being mailed to stockholders with this Proxy Statement, but does not constitute a part of this Proxy Statement.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

VOTING SECURITIES

    At the close of business on January 21, 1998, the record date fixed for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding 6,466,900 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), which have one vote per share.

    The Company presently has no other class of stock outstanding and entitled to vote at the Meeting. The presence at the Meeting, in person or by proxy, of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast will constitute a quorum for the Meeting. A plurality of the votes cast is required for the election of directors. Stockholders do not have cumulative voting rights in the election of directors. The affirmative vote of shares entitled to cast two-thirds (2/3) of all votes entitled to be cast at the Meeting (whether or not the holders of such shares are represented in person or by proxy at the meeting) is required to take action with respect to any other matter that may properly be brought before the Meeting.

    Shares cannot be voted at the Meeting unless the holder of record is present in person or by proxy. The enclosed proxy card is a means by which a stockholder may authorize the voting of his or her shares at the Meeting. The shares of Common Stock represented by each properly executed proxy card will be voted at the Meeting in accordance with the stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card; if no choice has been specified, the shares will be voted as recommended by the Board of Directors. The Board of Directors knows of no matters other than the election of directors which are likely to come before the Meeting. However, if any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

    Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

    With regard to the election of directors, votes may be cast "FOR" or "WITHHELD" from any or all of the nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain matters when they have not received instructions from beneficial owners. Where brokers vote on some matters, but cannot exercise discretionary authority on a matter for beneficial owners who have not provided voting instructions (commonly known as "broker non-votes"), those shares will be considered present and entitled to vote for quorum purposes, but will not be included in the vote totals for the matter on which the broker could not vote. Since brokers customarily have the authority to vote on behalf of the beneficial owners in the election of directors even if they have not received instructions from them, the Company does not expect the presence of broker non-votes to affect the election.

    YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU PLAN TO ATTEND THE MEETING TO VOTE IN PERSON AND YOUR SHARES ARE REGISTERED WITH THE COMPANY'S TRANSFER AGENT IN THE NAME OF A BROKER OR BANK, YOU MUST SECURE A PROXY CARD FROM THE BROKER OR BANK ASSIGNING VOTING RIGHTS TO YOU FOR YOUR SHARES.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    The table below sets forth certain information, as of January 21, 1998 (except as otherwise provided in note 1 below), regarding the holdings of Common Stock of (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director of the Company, (iii) each nominee for director, (iv) the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers who were serving as executive officers at the end of the fiscal year ended September 30, 1997 ("fiscal 1997") and (v) all directors and executive officers as a group. Unless otherwise specified, the named beneficial owner has sole voting and investment power. The information in the table below was furnished by the persons listed, and constitutes beneficial ownership as defined in regulations of the Securities and Exchange Commission. Shares issuable pursuant to the exercise of stock options are included in the table below if such options were currently exercisable or exercisable by March 22, 1998.

                                                                 AMOUNT AND
                                                                   NATURE
                                                                     OF          % OF
                                                                 BENEFICIAL     COMMON
NAME OF BENEFICIAL OWNER                                        OWNERSHIP(2)     STOCK
--------------------------------------------------------------  ------------  -----------
Securicor Communications Limited(1)...........................    3,476,900         53.8%
Michael G. Wilkinson(1).......................................          -0-       --
Andrew P. Maunder.............................................          500        *
Michael S. Farina.............................................        4,000        *
Joseph F. Gorecki.............................................          -0-       --
Donald Hoffman................................................          -0-       --
William J. Rahe, Jr. .........................................          700        *
Robert B. Kelly...............................................          -0-       --
Sammy W. Pearson..............................................          500        *
Trevor Sokell.................................................        1,700        *
All directors and executive officers as a group
  (11 persons)................................................        7,800        *

------------------------

* Less than one percent.

(1) The address of Securicor Communications Limited ("Securicor Communications") is Sutton Park House, 15 Carshalton Road, Sutton Surrey, United Kingdom. Mr. Wilkinson may be deemed to own beneficially the shares owned by Securicor Communications by virtue of his role as director of Securicor Communications. Mr. Wilkinson disclaims beneficial ownership of these shares. Securicor Communications is an indirect wholly-owned subsidiary of Securicor plc, a multinational company based in the United Kingdom ("Securicor").

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

    At the Meeting, the stockholders will elect five directors to hold office until the Annual Meeting of Stockholders in 1999 and until their respective successors are duly elected and qualified. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted "FOR" the election of the following nominees: Andrew P. Maunder, Robert B. Kelly, Sammy W. Pearson, Trevor Sokell and Michael G. Wilkinson. All of the nominees are presently members of the Board of Directors of the Company.

    The Board of Directors believes that all nominees will be able to serve as directors; if this should not be the case, however, the proxies may be voted for a substitute nominee designated by the Board of Directors.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE
NOMINEES.

                             NOMINEES FOR ELECTION

NAME                                   AGE       DIRECTOR            POSITIONS WITH THE COMPANY
---------------------------------      ---      -----------  ------------------------------------------
Andrew P. Maunder................          41         1996   Chairman of the Board, President,
                                                             Chief Executive Officer and Treasurer
Robert B. Kelly(1)...............          41         1997   Director
Sammy W. Pearson(1)(2)...........          52         1996   Director
Trevor Sokell(1)(2)..............          56         1994   Director
Michael G. Wilkinson.............          47         1994   Director

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    ANDREW P. MAUNDER has served as the Company's President and Chief Executive Officer since October 1994 and as the Company's Treasurer since March 1995. Mr. Maunder has been a director of the Company since October 1996 and was elected Chairman of the Board in September 1997. From March 1994 until he joined the Company, Mr. Maunder served as Chief Financial Officer of Oxford Molecular Group plc, a biotechnology company based in the United Kingdom. From April 1987 until February 1994, Mr. Maunder was Finance and Operations Director of Securicor 3Net, Ltd., ("3Net"), a communications company based in the United Kingdom that from August 1993 until September 1997 was affiliated with Securicor. From October 1996 to May 1997, Mr. Maunder also served as a director of Securicor 3Net, Inc., ("3Net Delaware"), which until September 1997 was a wholly-owned indirect subsidiary of Securicor.

    ROBERT B. KELLY has served as a member of the Company's Board of Directors since July 1997. Mr. Kelly has been a principal in the Washington, D.C. law firm of Kelly & Povich, P.C. since its formation in October 1994 and currently serves as telecommunications counsel to Intek Diversified Corporation ("Intek"), a wireless communications company. Mr. Kelly was a partner in the Washington D.C. firm of Piper & Marbury from January 1989 to March 1992, was a sole practitioner from March 1992 to February 1993 and was a principal in the firm of Kelly, Hunter, Mow & Povich, P.C. from February 1993 to October 1994. Mr. Kelly is a director of Intek.

    SAMMY W. PEARSON has been a director of the Company since October 1996. Since February 1994, Mr. Pearson has been the Vice President, Enterprise Solutions of Oracle Government Services, a business unit of Oracle Corporation, a provider of advanced software products, services and management solutions. From May 1992 until February 1994, Mr. Pearson was Vice President of Oracle Federal Consulting, where he managed Oracle's Federal government consulting business. From May 1991 to May 1992, Mr. Pearson was the principal of TechSales Limited, a software marketing company.

    TREVOR SOKELL has served as a director of the Company since July 1994. Mr. Sokell served as the Company's President and Chief Executive Officer from July 1994 until October 1994 and served as the Company's Treasurer and Secretary from July 1994 until March 1995. From November 1996 until May 1997, Mr. Sokell was the Chairman of the Board of Directors of 3Net. From January 1987 until November 1996, Mr. Sokell served as Managing Director of 3Net. From November 1996 until May 1997, Mr. Sokell was Chairman of Securicor Telecoms Ltd., an affiliate of Securicor based in the United Kingdom.

    MICHAEL G. WILKINSON has been a director of the Company since July 1994. Mr. Wilkinson has been the Finance Director of the Communications Division of Securicor since September 1992. From 1987 to September 1992, Mr. Wilkinson was Finance Director of Securicor's Business Services Division. Prior to joining Securicor in 1980, Mr. Wilkinson served as a Finance Director of RCA Limited, an electronics company based in the United Kingdom. Mr. Wilkinson is a director of Intek.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Company has an Audit Committee and Compensation Committee. The Audit Committee, which consists of Messrs. Pearson and Sokell, held no meetings in fiscal 1997. The functions of the Audit Committee generally include reviewing with the independent auditors the scope and results of their engagement and reviewing the adequacy of the Company's system of internal accounting controls.

    The Compensation Committee, which held no meetings in fiscal 1997, consists of Messrs. Kelly, Pearson and Sokell. The Compensation Committee is responsible for establishing salaries, bonuses and other compensation, and granting stock options, for the Company's executive officers.

    The Board of Directors held four meetings in fiscal 1997. In fiscal 1997, each director attended at least 75% of the combined number of meetings of the Board and of the Committees on which such directors served. The Board of Directors also acted by unanimous consent of the Board without a meeting on one occasion.

COMPENSATION OF DIRECTORS

    Each of the Company's directors, other than Mr. Maunder, is entitled to receive an annual fee of $20,000 for his service on the Board of Directors. In addition, each director is entitled to reimbursement of travel and other expenses incurred in connection with his service as a director. Pursuant to employment arrangements between Securicor and Mr. Wilkinson, his director's fee is paid to Securicor. Messrs. Pearson and Sokell have each been granted options to purchase 5,000 shares of Common Stock under the Company's 1997 Stock Incentive Plan (the "Plan"). The law firm of which Mr. Kelly is a principal acts as telecommunications counsel to Intek, which is an affiliate of Securicor.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid or accrued during each of the last three years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers") at September 30, 1997:

                              ANNUAL COMPENSATION

                                                                             LONG TERM
                                                                           COMPENSATION
                                                                          ---------------
                                                                            SECURITIES            ALL
                                         FISCAL                             UNDERLYING           OTHER
NAME AND PRINCIPAL POSITION               YEAR       SALARY      BONUS        OPTIONS       COMPENSATION(3)
-------------------------------------  -----------  ---------  ---------  ---------------  -----------------
Andrew P. Maunder....................        1997   $ 175,252  $   6,000        53,333(1)      $   5,423
  PRESIDENT, CHIEF EXECUTIVE OFFICER         1996     158,924     23,380        48,970(2)            296
                                             1995     151,346     48,690           -0-               296

Donald Hoffman.......................        1997   $ 144,846  $  40,760        12,000(1)      $   7,193
  SENIOR VICE PRESIDENT                      1996     146,339     52,338           -0-             7,547
                                             1995     153,627      3,480           -0-             6,836

William J. Rahe, Jr. ................        1997   $ 139,475  $  12,282        27,560(1)      $   5,592
  VICE PRESIDENT, ENGINEERING                1996     131,800     24,840        18,360(2)          5,880
                                             1995      60,400     10,400           -0-             1,609

Joseph F. Gorecki....................        1997   $ 112,476  $   1,160        22,260(1)      $   4,218
  VICE PRESIDENT, CUSTOMER SERVICE           1996     106,454     18,365        18,360(2)          4,346
                                             1995      45,029      9,450           -0-             1,060

Michael C. Farina....................        1997   $  84,039  $  38,205           -0-         $   2,240
  VICE PRESIDENT, MARKETING AND SALES

------------------------

(1) Consists of options to purchase the Common Stock of the Company granted in fiscal 1997 pursuant to the Plan.

(2) Consists of options to purchase the Common Stock of Securicor, a company traded on the London Stock Exchange. At the close of business on September 30, 1997, the price of Securicor Common Stock as reported on the London Stock Exchange was L2.70 per share. At the noon exchange rate of U.S. Dollars into British Pounds Sterling reported by the Federal Reserve Bank of New York on September 30, 1997, the price of such shares in U.S. Dollars was $4.35 per share. The exercise price of such options is L2.45 per share or $3.95 per share at the above described exchange rate.

(3) Includes amounts paid by the Company with respect to life insurance premiums for the benefit of the Named Executives Officers and Company contributions to the 401(k) accounts of such officers as follows: (i) Mr. Maunder: $296 for life insurance premiums in each of fiscal 1995, 1996 and 1997, respectively, and $5,127 in 401(k) contributions in fiscal 1997; (ii) Mr.
    Hoffman: $5,798, $5,471 and $6,155 in 401(k) contributions in fiscal 1995, 1996 and 1997, respectively and $1,038 for insurance premiums in each of fiscal 1995, 1996 and 1997, respectively; (iii) Mr. Rahe: $1,313, $5,333 and $5,320 in 401(k) contributions in fiscal 1995, 1996 and 1997, respectively, and $296, $296 and $362 in insurance premiums in fiscal 1995, 1996 and 1997, respectively; (iv) Mr. Gorecki: $1,060, $4,346 and $4,218 in 401(k) contributions in fiscal 1995, 1996 and 1997, respectively, and $153 in life insurance premiums in fiscal 1997; and (v) Mr. Farina: $2,240 in 401(k) contributions and $160 in life insurance premiums in fiscal 1997. Excludes any amounts based upon Mr. Maunder's right to sell to Securicor (at a price based on operating results in fiscal 1996 of certain Securicor businesses) shares of 3Net previously held by him that he acquired prior to his service with the Company.

STOCK OPTION GRANTS IN FISCAL 1997

    The following table sets forth certain information with respect to individual grants of new stock options in fiscal 1997 to the Named Executive Officers. The information below does not reflect the repricing of such options that occurred in January 1998. After the repricing, the options held by the Named Executive Officers become exercisable at a price of $5.50 per share in July 1999 and cannot be exercised unless on the date of exercise the closing market price of the Common Stock on Nasdaq Stock Market equals or exceeds $9.00 per share. The repricing of the options was accomplished by means of canceling outstanding options and issuing new options on the revised terms.

                          OPTION GRANTS IN FISCAL 1997
                               INDIVIDUAL GRANTS

                                                                                                POTENTIAL REALIZABLE
                                                      PERCENT OF                                  VALUE AT ASSUMED
                                      NUMBER OF      TOTAL OPTIONS                              RATES OF STOCK PRICE
                                       SHARES         GRANTED TO                                  APPRECIATION FOR
                                     UNDERLYING         COMPANY        EXERCISE                     OPTION TERM
                                       OPTIONS       EMPLOYEES IN        PRICE     EXPIRATION   --------------------
                                     GRANTED(1)       FISCAL YEAR      ($/SHARE)      DATE         5%         10%
                                    -------------  -----------------  -----------  -----------  ---------  ---------
Andrew P. Maunder.................       53,333             16.5%          12.00      5/29/07   $ 402,490  $1,019,989
Donald Hoffman....................       12,000              3.7%          12.00      5/29/07      90,561    229,499
William J. Rahe, Jr. .............       27,560              8.6%          12.00      5/29/07     207,988    527,082
Joseph F. Gorecki.................       22,260              6.9%          12.00      5/29/07     167,990    425,720
Michael C. Farina.................       27,000              8.4%          12.00      5/29/07     203,762    516,372

------------------------------

(1) All options granted to Named Executive Officers in fiscal 1997 were options to purchase the Common Stock of the Company pursuant to the Plan.

EMPLOYMENT AGREEMENTS

    In 1994, the Company and Mr. Maunder entered into an agreement regarding Mr. Maunder's employment with the Company, the principal terms of which were set forth in a definitive employment agreement executed on February 10, 1995. Pursuant to this agreement, the Company agreed to employ Mr. Maunder as Chief Executive Officer, subject to the right of the Company to terminate the employment relationship immediately for cause or at any time without cause upon 12 months prior written notice. Mr. Maunder has the right to terminate the agreement upon six months prior notice to the Company. The agreement provides that the Company pay Mr. Maunder an annual base salary ($200,000 as of September 30, 1997) which is subject to annual review. Mr. Maunder is entitled to participate in an incentive bonus program pursuant to which cash payments are calculated based upon performance of the Company and upon individual performance targets and are subject to a maximum payment of 40% of his annual salary. The agreement also entitles Mr. Maunder to standard health and other insurance benefits and an allowance for automobile expenses. As part of his employment agreement, Mr. Maunder is required not to disclose any proprietary information at any time and agreed to non-competition and non-interference covenants that expire 12 months after the termination of his employment. Mr. Maunder's agreement also contains a covenant restricting him from soliciting the Company's customers for a period of six months after termination of his employment.

    The Company has also entered into employment agreements with Messrs. Hoffman, Rahe, Gorecki and Farina pursuant to which the Company has agreed to employ each of them, subject to the Company's right to terminate the employee's employment immediately, for cause or without cause, upon specified prior written notice (between three months and one year). The agreements also are terminable by the employee upon specified prior notice (between three months and six months). Each of the agreements specifies that the employee shall be paid an annual base salary that is subject to review by the Company on an annual basis. Annual base salary at September 30, 1997 was $125,000 for Mr. Hoffman, $144,500 for

Mr. Rahe, $140,000 for Mr. Farina and $116,000 for Mr. Gorecki. The agreements also entitle the employees to incentive compensation, standard health and other insurance benefits and an allowance for automobile expenses. As part of the agreement, each of the officers agreed to non-disclosure, non-interference and non-competition covenants, which in the case of Messrs. Rahe, Farina and Gorecki expire 12 months after termination of employment and in the case of Mr. Hoffman six months after termination. Each agreement also contains a covenant restricting the employee from soliciting the Company's customers for a period of six months after the termination of employment.

    1997 STOCK INCENTIVE PLAN

    Under the Plan, a variety of awards, including stock options, stock appreciation rights and restricted and unrestricted stock grants may be made to the Company's employees, officers, consultants and advisors who are expected to contribute to the Company's future growth and success. The Company has reserved 450,000 shares of Common Stock for issuance under the Plan. The Compensation Committee administers the Plan and determines the price and other terms upon which awards shall be made. Stock options may be granted either in the form of incentive stock options or non-qualified stock options. The option exercise price of incentive stock options may not be less than the fair market value of the Common Stock on the date of the grant. While the Company currently anticipates that most grants under this Plan will consist of stock options, the Company may grant stock appreciation rights, which represent rights to receive any excess in value of shares of Common Stock over the exercise price; restricted stock awards, which entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or a part of such shares at their purchase price in the event that the conditions specified in the award are not satisfied; or unrestricted stock awards, which represent grants of shares to participants free of any restrictions under the Plan. Options or other awards that are granted under the Plan but expire unexercised are available for future grants. Under the terms of the Plan, the Company may not grant options to purchase in excess of 150,000 shares of Common Stock to any one grantee during any fiscal year.

    EMPLOYEE STOCK PURCHASE PLAN

    In July 1997, the Company's Board of Directors adopted an Employee Stock Purchase Plan (the "Stock Purchase Plan") pursuant to which the Company's employees are permitted to purchase an aggregate of up to 300,000 shares of Common Stock at a 15% discount to its then current market price.

AGGREGATE OPTION EXERCISES IN FISCAL 1997 AND YEAR-END OPTION VALUES

    The following table sets forth a summary of options to purchase Common Stock of the Company ("Company Options") exercised during fiscal 1997 and presents the value of unexercised Company Options as at September 30, 1997 held by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers at such date:

             AGGREGATE COMPANY OPTION EXERCISES IN LAST FISCAL YEAR
                 AND FISCAL YEAR END 1997 COMPANY OPTION VALUES

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED
                                   SHARES                                OPTIONS AT FY-END           VALUE OF UNEXERCISED
                                  ACQUIRED            VALUE        ------------------------------    IN-THE-MONEY OPTIONS
NAME                             ON EXERCISE      REALIZED ($)      EXERCISABLE    UNEXERCISABLE         AT FY-END(1)
-----------------------------  ---------------  -----------------  -------------  ---------------  -------------------------
Andrew P. Maunder............           -0-               -0-           17,778          35,555                   -0-
Donald Hoffman...............           -0-               -0-            4,000           8,000                   -0-
William J. Rahe, Jr. ........           -0-               -0-            9,187          18,373                   -0-
Joseph F. Gorecki............           -0-               -0-            7,420          14,480                   -0-
Michael C. Farina............           -0-               -0-            9,000          18,000                   -0-

------------------------------

(1) The price of the Company's Common Stock as reported on the Nasdaq National Market at September 30, 1997 was $11.75 per share. The exercise price of the options at September 30, 1997 was $12.00 per share. The options were repriced in January 1998.

    The following table sets forth a summary of options to purchase ordinary shares of Securicor ("Securicor Options") exercised during fiscal 1997 and presents the value of unexercised Securicor options as at September 30, 1997 held by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers at such date:

            AGGREGATE SECURICOR OPTION EXERCISES IN LAST FISCAL YEAR
                  AND FISCAL YEAR-END SECURICOR OPTION VALUES

                                                                     NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                               SHARES                                 OPTIONS AT FY-END                  AT FY-END (1)
                              ACQUIRED            VALUE        --------------------------------  ------------------------------
NAME                         ON EXERCISE      REALIZED ($)      EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------  ---------------  -----------------  -------------  -----------------  -----------  -----------------
Andrew P. Maunder........           -0-               -0-           48,970              -0-       $  19,588             -0-
Donald Hoffman...........           -0-               -0-              -0-              -0-             -0-             -0-
William J. Rahe, Jr. ....           -0-               -0-           18,360              -0-       $   7,344             -0-
Joseph F. Gorecki........           -0-               -0-           18,360              -0-       $   7,344             -0-
Michael C. Farina........           -0-               -0-              -0-              -0-             -0-             -0-

------------------------------

(1) All amounts reflect the conversion of British Pounds Sterling to U.S. Dollars at the rate of 0.62 British Pounds Sterling to one U.S. Dollar, the noon exchange rate reported by the Federal Reserve Bank of New York on September 30, 1997.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee of Axiom Inc. (the "Committee") is pleased to present its report on executive compensation. The report describes the underlying philosophy and objectives of the Company's executive compensation program, the various elements of the program, and the basis for the compensation determinations made by the Committee with respect to executive officers for the twelve-month period beginning July 1, 1997. Compensation decisions affecting the Company's executive officers for the previous twelve-month period were established by the Company's management in consultation with Securicor.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

    The fundamental philosophy of the Company is to ensure that executive compensation is linked directly to continuous improvements in corporate performance, the achievement by officers of corporate objectives which are linked to the Company's annual operating plan, and increases in long-term stockholder value.

    The compensation of the Company's top executives is established and reviewed annually by the Committee, which is comprised entirely of non-employee directors. The following guidelines have been adopted by the Committee in making its compensation decisions:

    - Providing a competitive total compensation package that enables the Company to attract and retain key executives.

    - Focusing executive behavior on fulfillment of both short and longer-term business objectives and strategies.

    - Emphasizing stockholders' interest by maintaining variable compensation opportunities directly linked to corporate performance and stock appreciation.

COMPENSATION PROGRAM ELEMENTS FOR FISCAL 1997

    The Company's executive compensation is comprised of three components, as described below. Each component is intended to serve the Company's compensation philosophy and guidelines.

    BASE SALARY: Base salary levels are established in July of each year through a review of the executive's performance and experience, against industry comparisons including telecommunications equipment companies and other comparable firms in the Mid-Atlantic region. The Committee believes that salaries for the Company's key executives are generally in the median range within this comparison group. The base salaries of Messrs. Maunder, Hoffman, Rahe, Farina and Gorecki are established pursuant to employment agreements between these executives and the Company.

    ANNUAL INCENTIVE COMPENSATION: The executive officers of the Company are eligible to receive annual incentive payments. The Compensation Committee generally makes these decisions in October with respect to the preceding fiscal year. The objective of annual incentive compensation is to deliver competitive levels of total cash compensation (base salary and incentive award) when annual financial and operational accomplishments are made. The specific areas used to measure key executive performance are described below:

    (1) Individual performance during the year;

    (2) Progress made by the Company in product development, improvements in customer service and sales of products and services; and

    (3) Achievement in reaching Company goals for profitability.

    Each of these factors is considered in evaluating the performance of the Chief Executive Officer ("CEO") and each executive officer. These performance evaluations are reviewed by the Committee for final determination of incentive awards. The performance of the CEO is evaluated by the Committee and based on the overall progress of the CEO and the Company in the specific areas described above viewed retrospectively by the Committee. The Committee set actual incentive awards for fiscal 1997 at a maximum of 40% of base salary for the CEO and 20% of base salary for other executive officers, except for Messrs. Farina and Hoffman, who are awarded bonuses based largely on the level of orders for and sales of the Company's products and services.

    STOCK OPTION PROGRAMS: The Committee strongly believes that the interests of stockholders are best served by linking executives' financial success with the Company's stock performance. Therefore, the Company maintains a stock option program pursuant to which the Committee grants stock options to executives with an exercise price equal to the fair market value on the date of grant. The target award for each executive position is based on competitive norms for awarding of stock options. Whether an individual receives more or less than his target grant is based on the result of an individual performance review which measures such individual's overall job performance.

COMPENSATION OF THE CEO AND OTHER EXECUTIVE OFFICERS

    In July, the Company, in consultation with Securicor, set salary levels for the twelve month period beginning July 1, 1997 for the Company's executive officers. In October 1997 the Committee awarded Andrew P. Maunder, the Company's CEO, a bonus with respect to fiscal 1997 of 3.0 % of his base salary. This award recognized Mr. Maunder's significant role in the Company's progress in fiscal 1997, as set forth above.

    The Committee reviewed the performance of the other executive officers against the same key elements that were considered significant in the evaluation of the CEO. Certain of the executive officers were awarded annual bonuses ranging from 1.0% to 8.5% of base salary. Mr. Farina and Mr. Hoffman are awarded bonuses each month based largely on the level of orders for and sales of the Company's products and services during the previous month. Bonuses awarded to these executive officers during fiscal 1997 were 27% and 33% of base salary, respectively.

THE LEGISLATIVE CAP ON DEDUCTIBILITY OF PAY

    The Internal Revenue Code imposes a $1 million dollar limit on the deductibility of pay for executives. The Company's cash compensation level is far below the limit. Therefore, this legislation will not impact current pay levels.

    The Company believes that the stock options granted to their executives are exempt from the limitations of the regulation, because they are a form of "qualified performance-based compensation."

    The foregoing report has been furnished by the members of the Committee who are listed below. No member of the Committee is a current officer or employee of the Company.

             THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

        Robert B. Kelly          Sammy W. Pearson          Trevor Sokell

January 22, 1998

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    From July 1994 to March 1995, Mr. Sokell served as an executive officer of the Company. In addition, from January 1987 until he ended his employment relationship with Securicor in June 1997, Mr. Sokell served in senior management positions with 3Net, first as Managing Director and then as Chairman of its Board of Directors.

    The Company purchased $405,000 of products from 3Net during fiscal 1997. In May 1997, the Company transferred all of the stock of 3Net Delaware to 3Net for its nominal book value. Included in the net assets transferred was an obligation to Securicor in the amount of approximately $1.1 million. 3Net Delaware utilized certain office space and systems of the Company for which it has been charged approximately $7,000 per month since its formation. In connection with the Offering, the Company entered into an agreement with 3Net Delaware pursuant to which the Company continues to make available such space and systems in consideration of the payment of $4,500 per month for administrative services and $650 per month for each 3Net Delaware employee located on the Company's premises. These amounts are based upon an estimate of the Company's cost of the space and personnel utilized by 3Net Delaware. This agreement became effective as of May 23, 1997, was renewed on September 30, 1997 and is terminable on September 30, 1998, subject to annual extensions if not terminated by either party. During fiscal 1997, the Company received payments in the amount of $89,000 from 3Net Delaware.

    3Net was an subsidiary of Securicor until September 1997, at which time Securicor sold 3Net together with 3Net Delaware to an unaffiliated company.

    Mr. Kelly serves as a director of Intek, an affiliate of Securicor for which he also acts as telecommunications counsel.

                  OTHER RELATIONSHIPS AND RELATED TRANSACTIONS

    Prior to the completion of the Company's initial public offering of its Common Stock in July 1997 (the "Offering"), the Company operated as an indirect wholly-owned subsidiary of Securicor and was a member of the Telecoms Sector of the Communications Division of Securicor. Accordingly, Securicor assessed the Company intercompany charges related to group and divisional costs and sales and marketing activities. These charges were based on Securicor's estimate of its total relevant costs for the applicable fiscal year, allocated pro rata based on estimated revenues of each applicable business unit. The Company paid to Securicor total charges of $444,000 in fiscal 1997. Upon completion of the Offering, the Company was no longer liable to Securicor for any group or divisional charges. The Company and Securicor entered into a one-year agreement effective as of the completion of the Offering pursuant to which Securicor will continue to provide certain international marketing services to the Company in consideration of the payment of $160,000 per year. This payment is an estimate of the total cost to Securicor of the personnel whose services are to be provided, pro rated based upon the estimated portion of such personnel's total time to be utilized by the Company.

    Prior to the completion of the Offering, Securicor, from time to time, advanced funds to the Company to meet the Company's needs for working capital and for other corporate purposes. Such advances were treated as indebtedness of the Company to Securicor, a portion of which bore interest at varying rates ranging from a low of 6.25% per annum to a high of 7.75% per annum. This interest rate was 7.50% per annum at June 30, 1997. The highest principal balance of such amount was $23.0 million during fiscal 1997 on which the Company incurred interest expense in the amount of $552,000 in fiscal 1997. Advances of $5.4 million were received from Securicor in fiscal 1997.

    In July 1997, the Company used proceeds of the Offering to repay $22.9 million in Company borrowings from Securicor. At September 30, 1997, the balance of indebtedness to Securicor was $183,000.

    In connection with the Offering, the Company entered into a Registration Rights Agreement pursuant to which Securicor has the right, subject to customary limitations, to: (i) demand registration of the resale of its Common Stock once during each twelve-month period at the expense of Securicor for so long as Securicor owns at least 10% of the outstanding Common Stock; and (ii) include its Common Stock in registration statements filed by the Company.

STOCK PERFORMANCE GRAPH

    The following graph compares the Company's cumulative total stockholder return on its Common Stock for a twelve week period (July 8, 1997 to September 30, 1997) with the cumulative total stockholder return of a the Nasdaq Composite Index, the Standard & Poor's 500 Index and an index of peer group companies consisting of providers of billing data systems and related products and services. This peer group is one with which management believes the Company to be most aligned. The graph assumes that $100 was invested in the common stock and each index at July 8, 1997 and that any dividends have been reinvested.

          COMPARISON OF CUMULATIVE TOTAL RETURN FROM 7/8/97 TO 9/30/97 AMONG AXIOM INC., THE NASDAQ COMPOSITE INDEX AND A PEER GROUP INDEX(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                                   7/8/97       7/31/97      8/29/97      9/30/97
                                                                                 -----------  -----------  -----------  -----------
Axiom Inc......................................................................   $     100    $     104    $      81    $      98
NASDAQ.........................................................................   $     100    $     107    $     107    $     114
Peer Index.....................................................................   $     100    $     105    $      96    $      98

------------------------

(1) The Peer Index includes the common stock of the following companies:
    ACE*COMM Corp., CSG Systems International, Inc., ITDS, Inc., LHS Group, Inc., Lightbridge Inc., Saville Systems plc and USCS International, Inc.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and certain officers of the Company and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial statements of beneficial ownership and statements of changes in beneficial ownership of Common Stock of the Company. Such directors, officers and more than ten percent stockholders are required by regulation to furnish the Company with copies of all Section 16(a) statements they file.

    To the Company's knowledge, based solely on a review of the copies of such statements furnished to the Company and written representations of such directors and officers that no other statements were required, all fiscal 1997 Section 16(a) filing requirements applicable to its directors, officers and more than ten percent stockholders were complied with.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in 1999 must be received by the Company at its principal office in Moorestown, New Jersey, no later than September 25, 1998 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Stockholder proposals should be directed to Mark J. Kadish, Secretary, at the address of the Company set forth on the first page of this proxy statement.

                           ANNUAL REPORT ON FORM 10-K

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO BUT EXCLUDING EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO MARK J. KADISH, CHIEF FINANCIAL OFFICER AND SECRETARY, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                           By Order of the Board of Directors,
                                                      Mark J. Kadish
                                                        SECRETARY

                                   AXIOM INC.
                              351 NEW ALBANY ROAD
                           MOORESTOWN, NJ 08057-1177
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder of AXIOM INC. (the "Company") hereby constitutes and appoints ANDREW P. MAUNDER and MARK J. KADISH, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned to attend the Annual Meeting of Stockholders of the Company to be held on March 4, 1998 at 10:00 a.m. at the offices of Wolf, Block, Schorr and Solis-Cohen LLP, 24th Floor, Packard Building, 111 South 15th Street, Philadelphia, Pennsylvania 19102-2678, and any adjournment or postponement thereof. The undersigned directs said proxies to vote as specified below.

    UNLESS OTHERWISE SPECIFIED, ALL SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

  ELECTION OF DIRECTORS   FOR all nominees listed / /     WITHHOLD AUTHORITY
                          (except as indicated to the     to vote for all
                          contrary below)                 nominees / /

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME LISTED BELOW:

Andrew P. Maunder                       Robert B. Kelly                         Sammy W. Pearson
Trevor Sokell                           Michael G. Wilkinson

                                  CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

    THE UNDERSIGNED HEREBY REVOKES ALL PREVIOUS PROXIES FOR THE MEETING AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF AXIOM INC.
                                              Dated: _____________________, 1998
                                                       (Complete Date)
                                              ____________________________(SEAL)
                                                  (Stockholder's Signature)
                                              ____________________________(SEAL)
                                                  (Stockholder's Signature)
                                              ____________________________Shares
                                              NOTE: Please sign as name appears
                                              on the address label. If shares
                                              are registered in more than one
                                              name, all owners should sign. If
                                              signing in a fiduciary or
                                              representative capacity, please
                                              give full title and attach
                                              evidence of authority.
                                              Corporations please sign with full
                                              corporate name by a duly
                                              authorized officer and affix
                                              corporate seal.